As filed with the Securities and Exchange Commission on May 28, 2003

                                                        Registration No. 33-9539

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VISTA GOLD CORP.
             (Exact name of registrant as specified in its charter)

     Yukon Territory, Canada                              98-0066159
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                    Identification Number)

                          Suite 5, 7961 Shaffer Parkway
                            Littleton, Colorado 80127
              (Address of registrant's principal executive offices)

                       Vista Gold Corp. Stock Option Plan
                            (Full title of the plan)

                               Ronald J. McGregor
                      President and Chief Executive Officer
                                Vista Gold Corp.
                          Suite 5, 7961 Shaffer Parkway
                            Littleton, Colorado 80127
                                 (720) 981-1185
           (Name, address and telephone number, including area code,
             of agent for service and authorized representative of
                        registrant in the United States)

                                 with copies to:

       Jonathan C. Guest, Esq.                    William F. Sirett, Esq.
     Perkins, Smith & Cohen, LLP                Borden Ladner Gervais LLP
          One Beacon Street                       1200 Waterfront Centre
     Boston, Massachusetts 02108            200 Burrard Street, P.O. Box 48600
           (617) 854-4000                    Vancouver, B.C., Canada V7X 1T2
                                                      (604) 687-5744

                         DEREGISTRATION OF COMMON SHARES

      The Registrant, by this Post-Effective Amendment No. 2, hereby amends its Registration Statement on Form S-8 (No. 33-9539), filed by the Registrant's predecessor Granges Inc. with the Securities and Exchange Commission (the "Commission") on October 16, 1986, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on November 30, 1990 (collectively, the "Granges Registration Statement"), solely to remove from registration the remaining common shares, without par value (the "Shares") of the Registrant which remain unsold under such Granges Registration Statement.

      Effective upon the amalgamation of Granges Inc. and Da Capo Resources Ltd. on November 1, 1996, the Registrant, as the amalgamated entity, adopted, as successor in interest, the Stock Option Plan (the "Plan") of Granges Inc. The 4,500,000 common shares issuable under such Plan had been registered for issuance under the Granges Registration Statement. On June 19, 2002, the Registrant effected a one for 20 consolidation of its common shares. After giving effect to this share consolidation, the maximum number of shares issuable pursuant to the Plan decreased from 4,500,000 to 225,000 common shares. On May 2, 2003, the Plan was amended as approved by the shareholders of the Registrant to increase the maximum number of common shares issuable under the Plan from 225,000 to 1,000,000, which included the Shares registered but as yet unsold under the Granges Registration Statement. Concurrently herewith, the Registrant is filing a new registration statement on Form S-8 to register for issuance all of the 1,000,000 common shares issuable under the Plan. Accordingly, the remaining Shares that were registered and unsold under the Granges Registration Statement are being deregistered by this Post-Effective Amendment No. 2.

      Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the "Act"), and the undertaking contained in the Granges Registration Statement pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act, the Registrant hereby removes the Shares from registration.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in Littleton, Colorado, on May 22, 2003.

                                     VISTA GOLD CORP.
                                     Registrant


                                     By: /s/ Ronald J. McGregor
                                         --------------------------------------
                                         Ronald J. McGregor
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. McGregor and John F. Engele, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          Signature                         Title                      Date
          ---------                         -----                      ----

/s/ Ronald J. McGregor       President, Chief Executive Officer     May 22, 2003
-------------------------    and Director (Principal Executive
Ronald J. McGregor           Officer and Authorized
                             Representative in the United States)

/s/ John F. Engele           Vice President Finance and Chief       May 22, 2003
-------------------------    Financial Officer (Principal
John F. Engele               Financial and Accounting Officer)

/s/ John M. Clark            Director                               May 23, 2003
-------------------------
John M. Clark


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

/s/ Michael B. Richings      Director                               May 24, 2003
-------------------------
Michael B. Richings

/s/ C. Thomas Ogryzlo        Director                               May 26, 2003
-------------------------
C. Thomas Ogryzlo

/s/ Robert A. Quartermain    Director                               May 26, 2003
-------------------------
Robert A. Quartermain


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